Exhibit 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS FIRST QUARTER RESULTS
Change in Board of Directors

Fort Lee, New Jersey, May 11, 2005 - Refac (AMEX: REF) today reported that it had net income for the three months ended March 31, 2005 of $882,000 or $0.13 per share, on a diluted basis. During the same period in 2004, the Company had a net loss of $169,000 or ($0.02) per share, on a diluted basis.

Revenues and expenses from continuing operations for the three months ended March 31, 2005 were $1,839,000 and $616,000, respectively, as compared to $403,000 and $750,000, respectively, for the same period in 2004. Revenues increased by $1,436,000 in the first quarter of 2005 primarily due to the non-recurring settlement payment of $1,500,000 relating to a lawsuit brought by a former client of Refac Licensing, Inc. against Taco Bell Corp., offset by a $64,000 decline in revenues relating to the Company’s agreement with Patlex Corporation and revenues from related party consulting services.

General and administrative expenses were $131,000 lower in the first quarter of 2005 as compared to 2004. This reduction is primarily the result of a decrease in management incentive compensation and executive search firm retainer fees of $263,000, offset by an increase in net rent and professional fees of $120,000.

Change in Board of Directors

Mark S. Hoffman, a Managing Director and member of Palisade Capital Management, L.L.C. (“PCM”), has been a director of the Company since the closing of its merger with a subsidiary of Palisade Concentrated Equity Partnership, L.P. (“Palisade”) on February 28, 2003. As part of a realignment of portfolio company assignments at PCM, Mr. Hoffman has resigned from the Company’s Board effective as of May 9, 2005. On the same date, the Board elected Dennison (Dan) T. Veru, who is the Executive Vice President and a member of PCM, to fill the vacancy. PCM is the investment manager to Palisade, which owns approximately 90% of the Company’s outstanding common stock.

Pending Acquisition Discussions

             On April 8, 2005, the Company announced that it had entered into acquisition discussions with two affiliated companies, U.S. Vision, Inc. (“U.S. Vision”), which operates 518 retail optical locations in 47 states and Canada, consisting of 506 licensed departments and 12 freestanding stores, and OptiCare Health Systems, Inc. (“OptiCare”), which operates 18 retail optical centers in the State of Connecticut and is a managed vision care provider in the United States. Refac, U.S. Vision and OptiCare are all controlled by Palisade, which owns 88% of U.S. Vision’s outstanding common stock and 84% of OptiCare’s outstanding common stock (on a fully diluted basis). These discussions are continuing and, as a result, the asset management search the Company had been pursuing is currently on hold.

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Refac
Operating Results

	Three Months Ended March 31, (Unaudited)
	2005	2004
Total revenues	$1,839,000	$403,000
Net income (loss) from continuing operations	882,000	(174,000)
Income from discontinued operations, net of taxes	-	5,000
Net income (loss)	$882,000	$(169,000)
Income (loss) per diluted share from continuing operations	$0.13	$(0.02)
Income per diluted share from discontinued operations	-	-
Net income (loss) per diluted share	$0.13	$(0.02)
Number of diluted shares	6,993,393	6,988,228

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the Company’s ability to come to acceptable terms with U.S. Vision and/or OptiCare or, if it does come to terms, that these will prove to be beneficial acquisitions for the Company. Investors are cautioned that all forward-looking statements involve those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Forward-looking statements speak only as of the date they are made and the Company undertakes no duty or obligation to update any forward-looking statements in light of new information or future events.

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